Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and nine months ended September 30, 2010 and 2009 (dollars in thousands except per share amounts):

	Three months ended September 30, 2010		Three months ended September 30, 2009
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$7,038	$7,038	$5,242	$5,242

Weighted average shares outstanding	58,586,274	58,586,274	58,522,547	58,522,547
Effect of dilutive securities	—	2,262	—	7,382
Adjusted weighted average shares outstanding	58,586,274	58,588,536	58,522,547	58,529,929

Earnings per share attributable to Brookline Bancorp, Inc.	$0.12	$0.12	$0.09	$0.09

	Nine months ended September 30, 2010		Nine months ended September 30, 2009
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$20,474	$20,474	$13,364	$13,364

Weighted average shares outstanding	58,571,938	58,571,938	58,313,465	58,313,465
Effect of dilutive securities	—	4,142	—	48,158
Adjusted weighted average shares outstanding	58,571,938	58,576,080	58,313,465	58,361,623

Earnings per share attributable to Brookline Bancorp, Inc.	$0.35	$0.35	$0.23	$0.23